EXHIBIT 10.3

COMPUTER SCIENCES CORPORATION
EXCESS PLAN

AND SUMMARY PLAN DESCRIPTION

Effective as of December 3, 2007

ARTICLE I

Purpose

The purpose of this Computer Sciences Corporation Excess Plan (“Excess Plan”) is to provide designated officers and key executives of Computer Sciences Corporation (the “Company”) with retirement benefits that they would have received under the Computer Sciences Corporation Employee Pension Plan (the “Pension Plan”) but for the limitations on benefits set forth in Section 415 of the Internal Revenue Code of 1986, as amended (“Code”), and Section 401(a)(17) of the Code.  This document is also intended to constitute the Summary Plan Description for this Excess Plan.

It is intended that this Excess Plan be a plan “for a select group of management or highly compensated employees” as set forth in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is not intended to comply with the requirements of Section 401(a) of the Code.  This Excess Plan is intended to reflect the provisions of Section 409A of the Code, and shall be interpreted accordingly.

Subject to Article IX hereof, benefits under this Excess Plan shall be payable solely from the general assets of the Company and no Participant or other person shall be entitled to look to any source for payment of such benefits other than the general assets of the Company.

ARTICLE II

Effective Date

This Excess Plan was effective as of October 28, 2007, and is hereby amended and restated effective as of December 3, 2007.  For Participants (“SERP No. 1 Participants”) in this Excess Plan who previously participated in the Computer Sciences Corporation Supplemental Executive Retirement Plan (“SERP No. 1”), this Excess Plan is a successor plan to SERP No. 1, but only with respect to the Part A Excess Benefit and Part B Excess Benefit provided for under SERP No. 1 to SERP No. 1 Participants.  SERP No. 1 Participants in this Excess Plan shall not be entitled to any benefits under SERP No. 1.

ARTICLE III

Participants

No person shall be a Participant in this Excess Plan unless (a) such individual is specifically designated as such by the Compensation Committee of the Board of Directors of the Company (the “Committee”), (b) such individual has consented to be governed by the terms of this Excess Plan by execution of a written instrument in form satisfactory to the Committee and (c) such individual is entitled to receive a benefit under the Pension Plan.

ARTICLE IV

Excess Benefits

Each Participant shall be entitled to receive an excess benefit under this Excess Plan (an “Excess Benefit”).  The Excess Benefit hereunder vests at the time that the Participant becomes vested under the Pension Plan, subject to Article IX hereof.  The Excess Benefit is the additional monthly amount calculated as follows: the additional monthly amount that the Participant would otherwise be entitled to receive as a single life annuity under the Pension Plan at the date payment of the Excess Benefit commences (determined as if the Participant’s benefits under the Pension Plan commenced on that date), if the limitations imposed by Sections 401(a)(17) and 415 of the Code, were not applied, less any monthly benefit that the Participant is entitled to receive as a single life annuity at that date under Appendix M or Appendix N of the Pension Plan, and provided further, that in making such calculation:

(a)  all deferrals of salary under the Computer Science Corporation Deferred Compensation Plan shall be disregarded, as if no deferrals had been made;

(b)  compensation for periods of time prior to the Participant’s Entry Date shall be disregarded and not taken into account; and

(c)  compensation from all affiliates of the Company shall be taken into account, as if such affiliates were participating employers in the Pension Plan.

For purposes of this Excess Plan, the term “Entry Date” means (i) for SERP No. 1 Participants, the date of the Participant’s first participation in SERP No. 1 or (ii) for all other Participants, the date of the Participant’s first participation in this Excess Plan pursuant to Article III hereof.

ARTICLE V

Time and Form of Benefit Payments

(a)  Except as provided in Articles Vl and X, the Excess Benefit shall be paid monthly for the lifetime of the Participant.  Subject to Article XX, the payment of the Excess Benefit shall commence on the first day of the month and year specified by the Participant in a distribution election made pursuant to this Article V (a “Distribution Election”), which date may not be earlier than the later of (i) the month immediately following the month in which the Participant attains age fifty-five (55) or (ii) the month immediately following the month in which the Participant has “separation from service” (as defined under Section 409A of the Code) for any reason from the Company (a “Separation from Service”).  If Participant has not made a valid, timely Distribution Election pursuant to this Article V, then, subject to Article XX, the Participant’s Excess Benefit shall automatically commence on the later of: the month immediately following the month in which the Participant attains age fifty-five (55), or the month immediately following the month in which Participant has a Separation from Service.

(b)  Except as provided in Articles Vl and XVI, if at the time payment of the Excess Benefit commences Participant is married, upon the death of the Participant, the Excess Benefit shall continue to be paid to the individual who was the Participant’s spouse at the time payment of the Excess Benefit commenced for the lifetime of such spouse at the rate of fifty percent (50%) of Participant’s Excess Benefit (which Excess Benefit shall be calculated without regard to the offset in Article IV regarding Appendix M and/or Appendix N of the Pension Plan).

(c)  Within 30 days after an individual first becomes a Participant (or no later than December 31, 2007 for individuals who became Participants on or prior to that date), each Participant shall make a Distribution Election pursuant to this Article V with respect to the Participant’s Excess Benefit.  A Distribution Election pursuant to this Article V may be superseded by a subsequent election; provided, however, that no subsequent election pursuant to this Article V shall be effective unless (i) it is made at least twelve (12) months prior to the Participant’s Separation from Service, (ii) such election does not become effective until twelve (12) months after its submission to the Company and (iii) such election provides for the deferral of the date of commencement of distributions under this Excess Plan for a minimum of five (5) additional years.  For purposes of the 5-year re-deferral limitation set forth in the preceding sentence, distributions that are to be paid in installments (as opposed to in a lump sum) shall be treated as a single payment payable on the date the installments are otherwise due to commence.

(d)  All Distribution Elections pursuant to this Article V shall be made on such form or forms provided to the Participant by the Administrator, which forms may require such other information, acknowledgements or agreements as may be determined by the Administrator in its sole discretion.

ARTICLE VI

Pre-Retirement Death Benefits

In the event of the death of a Participant while employed by the Company, the Participant’s spouse at the time of death, if any, shall be entitled to the spousal benefit described in Article V attributable to the Participant’s Excess Benefit calculated as of the Participant’s date of death, with such spousal benefit to be reduced in an amount equal to any Qualified Pre-Retirement Survivor Annuity benefit under the Pension Plan relating to benefits on Appendix M and/or Appendix N thereof.  This spousal benefit shall commence on the later of date the Participant’s death or the date on which the Participant would have otherwise attained the age of 55.

ARTICLE VII

Disability Benefits

A disability benefit is payable under this Excess Plan, as follows:

(a)           If a Participant has a Separation from Service with the Company by reason of Permanent Disability (as hereinafter defined) prior to attaining age sixty-two (62), then the Participant shall become eligible to commence receiving his or her Excess Benefit, calculated as of the date of such Separation from Service, commencing on the later of date such Separation from Service or the date the Participant is first eligible to commence benefits under the Pension Plan, subject to Article XX hereof.

(b)           “Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, unless a different definition applies for a Participant in an employment agreement approved by the Committee, in which case that different definition shall also apply to this Excess Plan.  The Participant shall not be deemed to have a Permanent Disability until proof of the existence thereof shall have been furnished to the Board of Directors of the Company in such form and manner, and at such times, as the Board of Directors may require.  Any determination by the Board of Directors of the Company that the Participant does or does not have a Permanent Disability shall be final and binding upon the Company and the Participant.

ARTICLE VIII

Right to Amend, Modify, Suspend or Terminate Plan

By action of the Company’s Board of Directors, the Company may amend, modify, suspend or terminate this Excess Plan without further liability to any employee or former employee or any other person.  Notwithstanding the preceding sentence, this Excess Plan may not be amended, modified, suspended or terminated as to a Participant with respect to benefits already accrued without the express written consent of such Participant.  Notwithstanding anything herein to the contrary, termination of this Excess Plan shall not be a distribution event for any benefits provided hereunder unless permitted under Section 409A of the Code without the imposition of any additional taxes or penalties under Section 409A of the Code.

Following a Change in Control (as defined in below), this Excess Plan may not be amended, modified, suspended or terminated as to any Participant who was a Participant prior to such Change in Control, without the express written consent of such Participant.

ARTICLE IX

Change in Control

The term “Change in Control” means the consummation of a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Code.

In the event a Participant who was a Participant as of the date of a Change in Control either (a) has an involuntary Separation from Service for any reason (which, for purposes of this Article IX, shall include a voluntary Separation from Service for Good Reason, as hereinafter defined) within thirty-six full calendar months following such Change in Control, or (b) has a voluntary Separation from Service for any reason other than Good Reason (including the death of the Participant) more than twelve (12) full calendar months after, but within thirty-six (36) full calendar months following, such Change in Control, such Participant shall be deemed to have fully vested in such Participant’s Excess Benefit as of immediately prior to such Separation from Service.

For purposes of this Excess Plan, a Participant’s voluntary Separation from Service shall be deemed to be for “Good Reason” if it occurs within six months of any of the following without the Participant’s express written consent:

(a)  a substantial change in the nature, or diminution in the status, of the Participant’s duties or position from those in effect immediately prior to the Change in Control;

(b)  a reduction by the Company in the Participant’s annual base salary as in effect on the date of a Change in Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change in Control;

(c)  a reduction by the Company in the overall value of benefits provided to the Participant, as in effect on the date of a Change in Control or as in effect thereafter if such benefits have been increased and such increase was approved prior to the Change in Control (as used herein, “benefits” shall include all profit sharing, retirement, pension, health, medical, dental, disability, insurance, automobile, and similar benefits);

(d)  a failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change in Control, or a reduction in the Participant’s participation in any such plan, unless the Participant is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

(e)  a failure to provide the Participant the same number of paid vacation days per year available to him prior to the Change in Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the Participant immediately prior to the Change in Control;

(f)  relocation of the Participant’s principal place of employment to any place more than 35 miles from the Participant’s previous principal place of employment;

(g)  any material breach by the Company of any stock option or restricted stock agreement; or

(h)  conduct by the Company, against the Participant’s volition, that would cause the Participant to commit fraudulent acts or would expose the Participant to criminal liability;

provided that for purposes of clauses (b) through (e) above, “Good Reason” shall not exist (A) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change in Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change in Control, or (B) if the reduction in aggregate value is due to reduced performance by the Company, the business unit of the Company for which the Participant is responsible, or the Participant, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change in Control.

Not later than the occurrence of a Change in Control, the Company shall cause to be transferred to a grantor trust described in Section 671 of the Code, assets equal in value to all accrued obligations under this Excess Plan as of one day following a Change in Control, in respect of both active employees of the Company and retirees as of that date.  Such trust by its terms shall, among other things, be irrevocable.  The value of liabilities and assets transferred to the trust shall be determined by one or more nationally recognized firms qualified to provide actuarial services as described in Section 4 of the Computer Sciences Corporation Severance Plan for Senior Management and Key Employees.  The establishment and funding of such trust shall not affect the obligation of the Company to provide supplemental pension payments under the terms of this Excess Plan to the extent such benefits are not paid from the trust.  Notwithstanding anything herein or in any trust agreement to the contrary, in no event shall (i) assets of the Company or any affiliate be set aside or reserved (directly or indirectly) in a trust or transferred to such a trust for purposes of paying deferred amounts and earnings thereon for an “applicable covered employee” (as defined in Section 409A(b)(3)(D)(i) of the Code) under the Excess Plan during any “restricted period” (as defined in Section 409A(b)(3)(B) of the Code), or (ii) any assets of the Company, any affiliate or any trust described in this paragraph become restricted to the provision of benefits under the Excess Plan in connection with a “restricted period” (as defined in Section 409A(b)(3)(B) of the Code); in each case, unless otherwise permitted under Section 409A(b)(3) of the Code without the imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code.

ARTICLE X

Lump-Sum Acceleration

(a)  Within 30 days after an individual first becomes a Participant (or no later than December 31, 2007 for individuals who became Participants on or prior to that date), each Participant shall have the opportunity to irrevocably elect to receive a lump sum payment, in an amount determined under this Article X under the circumstances described herein.  In the event that a Change in Control occurs and the Participant has a Separation from Service for any reason prior to the Change in Control, or has a Separation from Service for any reason prior to the third anniversary of such Change in Control, then the lump sum payment pursuant to this Article X shall become payable within thirty (30) days after the latest of (i) January 2, 2008, (ii) the date of such Change in Control or (iii) the date of the Participant’s Separation from Service (the “Commencement Date”), in each case, subject to Article XX hereof.

(b)  The lump sum payment shall equal the lump sum value of the Participant’s and/or the Participant’s surviving spouse’s, as applicable, remaining Excess Benefit as of the Commencement Date (the “Remaining Benefit”).  The Remaining Benefit shall be calculated as follows:

(i)  For purposes of computing the lump sum value with respect to that portion of the Excess Benefit for which, as of the Commencement Date, payment of such benefit has not yet commenced, the Remaining Benefit shall be the present value on the Commencement Date of the actuarial equivalent of the Excess Benefit that would have otherwise been paid if the Participant had commenced receipt of such benefit at age 65; and

(ii)  For purposes of computing the lump sum value with respect to the spousal benefit that otherwise would have become payable under Article V upon the death of the Participant in the event that the Commencement Date occurs during the lifetime of the Participant, the Remaining Benefit shall be the actuarial equivalent at the Commencement Date of the spousal benefit that otherwise would have become payable under Article V as determined under the basis required under Section 417(e) of the Code at the Commencement Date for determining lump sums under qualified plans.

(c)  The lump sum value of the Remaining Benefit shall be computed by using the present value basis as is required under Section 417(e) of the Code at the Commencement Date for determining lump sums under qualified plans.

ARTICLE XI

No Assignment

Benefits under this Excess Plan may not be assigned or alienated and shall not be subject to the claims of any creditor.

ARTICLE XII

Administration

This Excess Plan shall be administered by the Committee or by such other person or persons to whom the Committee may delegate functions hereunder (the “Administrator”).  With respect to all matters pertaining to this Excess Plan, the determination of the Administrator shall be conclusive and binding.

ARTICLE XIII

Release

In connection with the payment of any Excess Benefit under this Excess Plan, or the designation of any beneficiary or any election or other action taken or to be taken under this Excess Plan by any Participant or any other person, the Company require such consents or releases as are reasonable under the circumstances, and further may require any such designation, election or other action to be in writing and in form reasonably satisfactory to the Company.

ARTICLE XIV

No Waiver

The failure of the Company, the Committee or any other person acting on behalf thereof to demand a Participant or other person claiming rights with respect to a Participant to perform any act which such person is or may be required to perform hereunder shall not constitute a waiver of such requirement or a waiver of the right to require such act.  The exercise of or failure to exercise any discretion reserved to the Company, the Committee or its delegate, to grant or deny any benefit to any Participant or other person under this Excess Plan shall in no way require the Company, the Committee or its delegate to similarly exercise or fail to exercise such discretion with respect to any other Participant.

ARTICLE XV

No Contract

This Excess Plan is strictly a voluntary undertaking on the part of the Company and, except with respect to the obligations of the Company upon and following a Change in Control, which shall be absolute and unconditional, shall not be deemed to constitute a contract or part of a contract between the Company (or an affiliate) and any employee or other person, nor shall it be deemed to give any employee the right to be retained for any specified period of time in the employ of the Company (or an affiliate) or to interfere with the right of the Company (or an affiliate) to discharge or retire any employee at any time, nor shall this Excess Plan interfere with the right of the Company (or an affiliate) to establish the terms and conditions of employment of any employee.

ARTICLE XVI

Indemnification

The Company shall defend, indemnify and hold harmless the officers and directors of the Company acting in their capacity as such (and not as Participants herein) from any and all claims, expenses and liabilities arising out of their actions or failure to act hereunder, excluding fraud or willful misconduct.

ARTICLE XVII

Claim Review Procedure

Benefits will be provided to each Participant or beneficiary as specified in this Excess Plan.

(a)  If such person (a “Claimant”) believes that the Claimant has not been provided with benefits due under this Excess Plan, then the Claimant has the right to make a written claim for benefits under the Plan.  If such a written claim is made, and the Administrator wholly or partially denies the claim, the Administrator shall provide the Claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the Claimant:

(i)  the specific reason or reasons for such denial;

(ii)  specific reference to pertinent Plan provisions on which the denial is based;

(iii)  a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)  an explanation of the Plan’s claims review procedure and time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

(b)  The written notice of any claim denial pursuant to paragraph (a) of this Article XVII shall be given not later than thirty (30) days after receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim, in which event:

(i)  written notice of the extension shall be given by the Administrator to the Claimant prior to thirty (30) days after receipt of the claim;

(ii)  the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day period for giving notice of a claim denial; and

(iii)  the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Administrator expects to render the benefit determination.

(c)  The decision of the Administrator shall be final unless the Claimant, within sixty (60) days after receipt of notice of the claims denial from the Administrator, submits a written request to the Board of Directors of the Company, or its delegate, for an appeal of the denial.  During that sixty (60) day period, the Claimant shall be provided, upon request and free of charge, reasonable access to , and copies of, all documents, records and other information relevant to the claim for benefits.  The Claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits as part of the Claimant’s appeal.  The Claimant may act in these matters individually, or through his or her authorized representative.

(d)  After receiving the written appeal, if the Board of Directors of the Company, or its delegate, shall issue a written decision notifying the Claimant of its decision on review, not later than thirty (30) days after receipt of the written appeal, unless the Board of Directors of the Company or its delegate determines that special circumstances require an extension of time for reviewing the appeal, in which event:

(i)  written notice of the extension shall be given by the Board of Directors of the Company or its delegate prior to thirty (30) days after receipt of the written appeal;

(ii)  the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day review period;

(iii)  the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Board of Directors of the Company or its delegate expects to render the appeal decision.

The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is received by the Board of Directors of the Company or its delegate, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing of the appeal.  If the period of time for reviewing the appeal is extended as permitted above, due to a claimant’s failure to submit information necessary to decide the claim on appeal, then the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(e)  In conducting the review on appeal, the Board of Directors of the Company or its delegate shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  If the Board of Directors of the Company or its delegate upholds the denial, the written notice of decision from the Board of Directors of the Company or its delegate shall set forth, in a manner calculated to be understood by the Claimant:

(i)  the specific reason or reasons for the denial

(ii)  specific reference to pertinent Plan provisions on which the denial is based;

(iii)  a statement that the Claimant is entitled to be receive, upon request and free of charge, reasonable access to , and copies of, all documents, records and other information relevant to the claim for benefits.

(iv)  A statement of the Claimant’s right to bring a civil action under ERISA 502(a).

(f)  If the Plan or any of its representatives fail to follow any of the above claims procedures, the Claimant shall be deemed to have duly exhausted the administrative remedies available under the plan and shall be entitled to pursue any available remedies under ERISA Section 502(a), including but not limited to the filing of an action for immediate declaratory relief regarding benefits due under the Plan.

ARTICLE XVIII

Hardship Withdrawal

(a)  This Article XVIII is applicable only to Participants who have commenced receiving retirement benefits under this Excess Plan.

(b)  “Hardship” of a Participant shall mean an unforeseeable emergency which constitutes a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent (as defined in section 152(a)); loss of the Participant’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.

(c)  Whether a Participant has incurred a Hardship shall be determined by the person designated to administer this Excess Plan on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards, uniformly interpreted and consistently applied.

(d)  A Participant may make a withdrawal pursuant to this Article XVIII, in the form of a lump sum, on account of the Participant's Hardship, only to the extent that the Hardship is not otherwise relievable:

(i)  through reimbursement or compensation by insurance or otherwise, or

(ii)  by liquidation of the Participant’s assets (to the extent that such liquidation does not itself cause a Hardship).

(e)  The amount of the lump sum hardship withdrawal shall not exceed (i) the current lump sum value of the remaining benefits otherwise due, as determined immediately prior to the hardship distribution, and as determined by using the methodology described in paragraphs (b) and (c) of Article X or (ii) the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

(f)  If a hardship lump sum distribution is made to a Participant, the amount of future benefits under this Excess Plan shall be reduced, as follows:

(i)  First, the current lump sum value of the benefits otherwise due shall be determined immediately prior to the hardship distribution by using the methodology described in paragraphs (b) and (c) of Article X.

(ii)  Second, the amount of the lump sum hardship distribution to be made shall be subtracted from the amount so determined.  The resulting net amount is called the “Resulting Net Value.”

(iii)  Third, all future benefit payments shall be adjusted downward, to an amount that has a lump sum present value equal to the Resulting Net Value.  Such lump sum present value shall be calculated using the methodology described in paragraphs (b) and (c) of Article X.

(g)  The provisions of this Article XVIII shall be equally applicable to Participant’s surviving spouse.

ARTICLE XIX

Certain Further Payments By the Company

(a)  In the event that any amount or benefit payable to the Participant pursuant to this Excess Plan (collectively, the “Taxable Benefits”) is subject to the tax imposed under Section 3121 of the Code (the “FICA Tax”), or any similar tax that may hereafter be imposed, the Company shall pay to the Participant at the time specified in paragraph (c) below, the Tax Reimbursement Payment (as hereinafter defined).  The “Tax Reimbursement Payment” is defined as an amount, which when reduced by any FICA Tax paid by the Participant on the Taxable Benefits (but without reduction for any Federal, state or local income taxes on such Taxable Benefits), shall be equal to the amount of any Federal, state or local income taxes payable because of the inclusion of the Tax Reimbursement Payment in the Participant’s adjusted gross income, by applying the highest applicable marginal rate of Federal, state and local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

(b)  For purposes of determining the amount of the Tax Reimbursement Payment, the Participant shall be deemed:

(i)  to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made; and

(ii)  to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Participant’s adjusted gross income.)

(c)  The Tax Reimbursement Payment attributable to a Taxable Benefit shall be paid to the Participant not more than thirty (30) days following the incurrence of the FICA Tax.  If the amount of such Tax Reimbursement Payment cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Participant an amount estimated in good faith by the Company to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment as soon as the amount thereof can be determined.

(d)  Notwithstanding anything in this Article XIX to the contrary, in no event shall the Tax Reimbursement Payment exceed the actual amount of the FICA Tax.

ARTICLE XX

Certain Section 409A Matters

Notwithstanding anything herein to the contrary: no distributions to a “specified employee” (as such term is defined under Section 409A of the Code) under this Excess Plan that are to be made as a result of the specified employee’s “separation from service” (as such term is defined under Section 409A of the Code) for any reason other than the specified employee’s death or “disability” (as such term is defined under Section 409A of the Code) shall be made or commence prior to the earlier of the date that is six months after the date of separation from service or, if earlier, the Participant’s death; provided that any distributions that otherwise would have been payable during such six-month (or shorter) period, plus interest accrued thereon at a rate equal to the 120-month rolling average yield to maturity of the index called the “Merrill Lynch U.S. Corporate, A Rated, 15+ Years Index” as of December 31 of the year preceding the year in which payments would otherwise be made or commence, shall be distributed in lump sum on the first day following the expiration of such six-month (or shorter) period.

The “identification date” (as defined under Section 409A of the Code) for purposes of identifying specified employees shall be September 30 of each calendar year.  Individuals identified on any identification date shall be treated as specified employees for the 12-month period beginning on January 1 of the calendar year following the year of the identification date.  In determining whether an individual is a specified employee as of an identification date, all individuals who are nonresident aliens during the entire 12-month period ending on such identification date shall be excluded for purposes of determining which individuals will be specified employees.